Exhibit 12
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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
THE ANDERSONS, INC.
(In thousands, except for ratio)
                                    Six Months
                                   Ended June 30           Year Ended December 31
                                   1997     1996        1996      1995     1994     1993     1992
Computation of Earnings
  Income before income taxes -
    continuing operations            $283  $5,703     $11,891   $10,325  $15,497  $11,080  $10,045
Add:
    Interest expense on
      indebtedness                  4,412   9,162      13,703    14,019    8,395    6,168    6,325
    Interest portion of rent
      expense                         831   1,131       1,732     2,324    2,321    2,395    2,485
                                   ---------------------------------------------------------------
Earnings                           $5,526 $15,996     $27,326   $26,668  $26,213  $19,643  $18,855
                                   ===============================================================
Computation of Fixed Charges
  Interest expense on
    indebtedness                   $4,412  $9,162     $13,703   $14,019   $8,395   $6,168   $6,325
  Interest portion of rent
    expense                           831   1,131       1,732     2,324    2,321    2,395    2,485
                                   ---------------------------------------------------------------
Fixed Charges                      $5,243 $10,293     $15,435   $16,343  $10,716   $8,563   $8,810
                                   ===============================================================
Ratio of earnings to fixed
  charges                           1.05    1.55        1.77      1.63     2.45     2.29     2.14
                                   ===============================================================
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